Exhibit 24.1

DIRECTOR'S POWER OF ATTORNEY

FOR FORM S-8

Each undersigned director of Danaher Corporation, a Delaware corporation, hereby constitutes and designates each of Jonathan P. Graham and James F. O’Reilly, with the power of substitution, the true and lawful attorney-in-fact of the undersigned to sign for him or her in his or her name, place and stead, in any and all capacities, any registration statement on Form S-8 of Danaher Corporation relating to the offer and sale of the Danaher Corporation stock options, restricted stock units and restricted stock into which certain Tektronix, Inc. stock options, restricted stock units and restricted shares will be converted pursuant to the terms of the Agreement and Plan of Merger dated October 14, 2007 by and among Danaher Corporation, Raven Acquisition Corp. and Tektronix, Inc., and/or amendments (including post-effective amendments) and/or supplements to such Form S-8 and generally to take all actions in his or her name and behalf in his capacity as a director to enable Danaher Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission with respect to such filings, hereby ratifying and confirming his or her signature as it may be signed by said attorneys-in-fact to such Form S-8 and any and all amendments (including post-effective amendments) and/or supplements thereto.

Dated this 9thth day of November 2007.

/s/ H. Lawrence Culp, Jr.
H. Lawrence Culp, Jr.

/s/ Mortimer M. Caplin
Mortimer M. Caplin

/s/ Donald J. Ehrlich
Donald J. Ehrlich

/s/ Mitchell P. Rales
Mitchell P. Rales

/s/ Steven M. Rales
Steven M. Rales

/s/ Linda P. Hefner
Linda P. Hefner

/s/ Walter G. Lohr, Jr.
Walter G. Lohr, Jr.

/s/ Alan G. Spoon
Alan G. Spoon

/s/ A. Emmet Stephenson, Jr.
A. Emmet Stephenson, Jr.

/s/ John T. Schwieters
John T. Schwieters